UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

May 2, 2016

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

On May 2, ProtoKinetix, Incorporated (the “Company” or “ProtoKinetix”) notified the British Columbia Securities Commission that it has ceased to be an Over-the-Counter reporting issuer under Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over-the-Counter Markets by filing a Form 51-105F1 Notice.

Until May 2, 2016, the Company was deemed to be a “reporting issuer” under the laws of British Columbia and was therefore subject to Multilateral Instrument 51-105, which prescribes certain disclosure requirements for the Company and conditions that must be met in order for holders of the Company’s securities who acquired their securities under an exemption from the prospectus requirement to resell their securities in or from any jurisdiction of Canada (excluding sales resulting from a take-over bid or issuer bid in a jurisdiction of Canada; an amalgamation, merger, reorganization or arrangement under a statutory procedure or court order; or, the dissolution or winding up of the issuer under a statutory procedure or court order).  The Company’s common stock could not be sold in or from a jurisdiction of Canada by any stockholder unless certain conditions were met.

Because (i) ProtoKinetix’s business has not been directed or administered for at least one year in or from British Columbia; (ii) no promotional activities have been carried on for at least one year in or from British Columbia; and (iii) more than one year has passed since the ticker-symbol date, ProtoKinetix is no longer a reporting issuer in British Columbia, and those restrictions on the sale of the Company’s common stock in or from a jurisdiction in Canada no longer apply.  Further, the Company no longer has disclosure requirements under Multilateral Instrument 51-105.

Also on May 2, 2016, ProtoKinetix issued a press release.  A copy of the press release is furnished as Exhibit 99.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits

99.1            Notice—OTC Issuer Ceases to be an OTC Reporting Issuer, dated May 2, 2016.
99.2            Press release dated May 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of May 2016.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO